Exhibit 99.1

U.S. Bancorp Reports Second Quarter 2022 Results

• Net income of $1.5 billion and record net revenue of $6.0 billion

• Return on average assets of 1.16% and return on average common equity of 15.3%, excluding merger and integration charges

• Common Equity Tier 1 capital ratio of 9.7% and strong levels of liquidity

2Q22 Key Financial Data	2Q22 Highlights

PROFITABILITY METRICS	2Q22	1Q22	2Q21
Return on average assets (%)	1.06	1.09	1.44

Return on average common equity (%)	13.9	12.7	16.3

Return on tangible common equity (%) (a)	18.6	16.6	20.9

Net interest margin (%)	2.59	2.44	2.53

Efficiency ratio (%) (a)	62.1	62.8	59.0
INCOME STATEMENT (b)	2Q22	1Q22	2Q21
Net interest income (taxable-equivalent basis)	$3,464	$3,200	$3,164

Noninterest income	$2,548	$2,396	$2,619

Net income attributable to U.S. Bancorp	$1,531	$1,557	$1,982

Diluted earnings per common share	$.99	$.99	$1.28

Dividends declared per common share	$.46	$.46	$.42
BALANCE SHEET (b)	2Q22	1Q22	2Q21
Average total loans	$324,187	$312,966	$294,284

Average total deposits	$456,516	$454,176	$429,210

Net charge-off ratio	.20%	.21%	.25%

Book value per common share (period end)	$28.13	$29.87	$31.74

Basel III standardized CET1 (c)	9.7%	9.8%	9.9%

(a) See Non-GAAP Financial Measures reconciliation on page 17

(b) Dollars in millions, except per share data

(c) CET1 = Common equity tier 1 capital ratio

•  Net revenue of $6,012 million including $3,464 million of net interest income and $2,548 million of noninterest income

•  Net income of $1,531 million and diluted earnings per common share of $0.99, including merger and integration charges

•  Merger and integration-related charges of $197 million ($153 million net of tax or $(0.10) per diluted common share) related to the planned acquisition of MUFG Union Bank

•  Return on average assets of 1.06% and return on average common equity of 13.9%. Excluding merger and integration-related charges, net income of $1,684 million, return on average assets of 1.16% and return on average common equity of 15.3%

•  Noninterest income growth of 6.3% linked quarter driven by payment services revenue and trust and investment management fees

•  Average total loans growth of 10.2% year-over-year and 3.6% on a linked quarter basis

•  Average total deposits growth of 6.4% year-over-year and 0.5% on a linked quarter basis

•  Net charge-off ratio of 0.20% in 2Q22 compared with 0.21% in 1Q22 and 0.25% in 2Q21

•  CET1 capital ratio of 9.7% at June 30, 2022, compared with 9.8% at March 31, 2022

CEO Commentary

“In the second quarter, we achieved record net revenue totaling $6.0 billion, supported by strong growth in both net interest income and fee revenue. We posted diluted earnings per share of $0.99 including merger and integration-related charges of $(0.10) related to the planned acquisition of MUFG Union Bank. Loan growth was robust, we saw good momentum in our payments businesses reflecting strong business activity and our expense growth was well managed. This quarter our return on tangible common equity was 20.5%, excluding merger and integration-related charges. Credit quality remains strong and our net charge-off ratio improved modestly in the quarter. Given strong loan growth and increased uncertainty surrounding the macro-economic outlook, we increased our loan loss reserve reflecting our through-the-cycle risk management approach. As we head into the second half of the year we face an uncertain economic environment. However, we are well positioned for the range of possible outcomes given strong liquidity and capital ratios, our diversified business mix, and our well-established risk management track record.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Community Benefits Plan

U.S. Bancorp announced a $100 billion, five-year community benefits plan (CBP) as part of the planned acquisition of MUFG Union Bank. The CBP, which will be effective once the acquisition closes, is intended to continue and expand the important work underway by both organizations to build and support equitable access to capital for the communities we serve. A majority of the commitments, 60% of the total, will support efforts in California, the state most impacted by the acquisition.

U.S. Bank Collaborates to Simplify, Accelerate Supply-Chain Financing

U.S. Bank entered into a collaboration agreement with trade-finance fintech LiquidX® to help expedite and simplify supply-chain transactions between suppliers and buyers. Suppliers and buyers will be able to connect their supply-chain systems directly to U.S. Bank and transact through LiquidX’s easy-to-use platform which is expected to reduce supply-chain-finance friction and cash-flow challenges facing many companies. This collaboration will enable suppliers to be paid nearly immediately and buyers to receive extended payment terms.

Managing Finances and Operations for Small Businesses

U.S. Bank recently launched Business Essentials, a unified platform that provides a one-stop shop in a seamless digital experience. It’s a holistic banking, payments, and software offering for small businesses. Business Essentials is backed by expert human support from bankers who specialize in small business. The platform makes it easy for clients to take care of their financial needs today and provides insights and support to help them make smart decisions for tomorrow.

Spanish-Language Voice Assistant

U.S. Bank is the first financial institution in the United States to offer a Spanish-speaking virtual voice assistant for banking. The Spanish-language version of our best-in-class Smart Assistant in the U.S. Bank Mobile App has the same features and functionality as the popular English-language version. This new technology demonstrates U.S. Bank’s continued emphasis on putting customer experience first, by creating new digital tools that enable them to bank however, whenever and wherever is best for them.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Second Quarter 2022 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Net interest income	$3,435	$3,173	$3,137	8.3	9.5	$6,608	$6,200	6.6
Taxable-equivalent adjustment	29	27	27	7.4	7.4	56	53	5.7
Net interest income (taxable-equivalent basis)	3,464	3,200	3,164	8.3	9.5	6,664	6,253	6.6
Noninterest income	2,548	2,396	2,619	6.3	(2.7)	4,944	5,000	(1.1)
Total net revenue	6,012	5,596	5,783	7.4	4.0	11,608	11,253	3.2
Noninterest expense before merger and integration	3,527	3,502	3,387	.7	4.1	7,029	6,766	3.9
Merger and integration charges	197	--	--	nm	nm	197	--	nm
Total noninterest expense	3,724	3,502	3,387	6.3	9.9	7,226	6,766	6.8
Income before provision and income taxes	2,288	2,094	2,396	9.3	(4.5)	4,382	4,487	(2.3)
Provision for credit losses	311	112	(170)	nm	nm	423	(997)	nm
Income before taxes	1,977	1,982	2,566	(.3)	(23.0)	3,959	5,484	(27.8)
Income taxes and taxable-equivalent adjustment	443	424	578	4.5	(23.4)	867	1,211	(28.4)
Net income	1,534	1,558	1,988	(1.5)	(22.8)	3,092	4,273	(27.6)
Net (income) loss attributable to noncontrolling interests	(3)	(1)	(6)	nm	50.0	(4)	(11)	63.6
Net income attributable to U.S. Bancorp	$1,531	$1,557	$1,982	(1.7)	(22.8)	$3,088	$4,262	(27.5)
Net income applicable to U.S. Bancorp common shareholders	$1,464	$1,466	$1,914	(.1)	(23.5)	$2,930	$4,089	(28.3)
Diluted earnings per common share	$.99	$.99	$1.28	--	(22.7)	$1.97	$2.73	(27.8)

Net income attributable to U.S. Bancorp was $1,531 million for the second quarter of 2022, which was $451 million lower than the $1,982 million for the second quarter of 2021, and $26 million lower than the $1,557 million for the first quarter of 2022. Diluted earnings per common share were $0.99 in the second quarter of 2022, compared with $1.28 in the second quarter of 2021 and $0.99 in the first quarter of 2022. The second quarter of 2022 included $(0.10) per diluted common share of merger and integration-related charges related to the planned acquisition of MUFG Union Bank.

The decrease in net income year-over-year was primarily due to a higher provision for credit losses primarily driven by strong loan growth and merger and integration-related charges linked to the planned acquisition of MUFG Union Bank. Pretax income before the provision for credit losses and excluding merger and integration-related charges increased 3.7 percent compared with a year ago. Net interest income increased 9.5 percent on a year-over-year taxable-equivalent basis due to higher average loans and investment securities balances as well as rising interest rates and the impact of a favorable yield curve on earning assets, partially offset by deposit pricing and lower loan fees driven by the impact of loan forgiveness related to the SBA Paycheck Protection Program (“PPP”) in the prior year quarter. The net interest margin increased to 2.59 percent in the current quarter from 2.53 percent in the second quarter of 2021 primarily due to the impact of rising interest rates and higher yields on investment securities, partially offset by deposit pricing and lower noninterest-bearing deposits. Noninterest income decreased 2.7 percent compared with a year ago reflecting lower mortgage banking revenue as refinancing activities decline, lower other noninterest income and lower gains on the sale of securities, mostly offset by stronger payment services revenue and trust and investment management fees. Excluding the merger and integration-related charges, noninterest expense increased 4.1 percent reflecting increases in compensation expense, employee benefits expense, and marketing and business development expense. Provision for credit losses reflected a reserve build in the second quarter of 2022 as compared with a reserve release in the second quarter of 2021 driven by a combination of loan growth and economic uncertainty.

U.S. Bancorp Second Quarter 2022 Results

Net income decreased on a linked quarter basis driven by higher provision for credit losses and merger and integration-related charges, mostly offset by higher total net revenue. Net interest income increased 8.3 percent on a taxable-equivalent basis primarily due to higher average loans, the impact of rising interest rates on loans and investment securities and one more day in the quarter, partially offset by deposit pricing. The net interest margin increased on a linked quarter basis reflecting the impact of rising interest rates and reinvestment yields on investment securities, partially offset by deposit pricing and lower noninterest-bearing deposits. Noninterest income increased 6.3 percent compared with the first quarter of 2022 driven by stronger payment services revenue, trust and investment management fees and commercial products revenue, partially offset by lower mortgage banking revenue. Excluding the merger and integration-related charges, noninterest expense increased 0.7 percent on a linked quarter basis reflecting seasonally higher compensation expense, marketing and business development expense and other noninterest expense, partially offset by lower employee benefits expense. Provision for credit losses reflected a reserve build in the second quarter of 2022 as compared with a reserve release in the first quarter of 2022 driven by a combination of loan growth and increased economic uncertainty, partially offset by stabilizing credit quality.

U.S. Bancorp Second Quarter 2022 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Change
Components of net interest income
Income on earning assets	$3,854	$3,445	$3,409	$409	$445	$7,299	$6,776	$523
Expense on interest-bearing liabilities	390	245	245	145	145	635	523	112
Net interest income	$3,464	$3,200	$3,164	$264	$300	$6,664	$6,253	$411

Average yields and rates paid
Earning assets yield	2.88%	2.62%	2.73%	.26%	.15%	2.75%	2.73%	.02%
Rate paid on interest-bearing liabilities	.40	.26	.28	.14	.12	.33	.29	.04
Gross interest margin	2.48%	2.36%	2.45%	.12%	.03%	2.42%	2.44%	(.02)%
Net interest margin	2.59%	2.44%	2.53%	.15%	.06%	2.51%	2.52%	(.01)%

Average balances
Investment securities (a)	$171,296	$174,762	$160,615	$(3,466)	$10,681	$173,019	$153,109	$19,910
Loans	324,187	312,966	294,284	11,221	29,903	318,608	294,138	24,470
Interest-bearing deposits with banks	31,116	29,851	31,358	1,265	(242)	30,487	36,542	(6,055)
Earning assets	536,761	529,837	500,751	6,924	36,010	533,318	499,239	34,079
Interest-bearing liabilities	390,373	378,223	356,565	12,150	33,808	384,332	358,562	25,770

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2022 was $3,464 million, an increase of $300 million (9.5 percent) over the second quarter of 2021. The increase was primarily due to higher average loans and investment securities balances in addition to rising interest rates and a favorable yield curve impacting earning assets, partially offset by deposit pricing and lower loan fees driven by the impact of loan forgiveness related to PPP in the second quarter of 2021. Average earning assets were $36.0 billion (7.2 percent) higher than the second quarter of 2021, reflecting increases of $10.7 billion (6.7 percent) in average investment securities and $29.9 billion (10.2 percent) in average total loans, while average interest-bearing deposits with banks decreased $242 million (0.8 percent). The increase in average investment securities year-over-year was primarily due to purchases of mortgage-backed and U.S. Treasury securities, net of prepayments, sales and maturities.

Net interest income on a taxable-equivalent basis increased $264 million (8.3 percent) on a linked quarter basis primarily due to higher average loans, the impact of rising interest rates in the loan and the investment portfolios and one more day in the quarter, partially offset by deposit pricing. Average earning assets were $6.9 billion (1.3 percent) higher on a linked quarter basis, reflecting an increase of $11.2 billion (3.6 percent) in average loans and a decrease of $3.5 billion (2.0 percent) in average investment securities, while average interest-bearing deposits with banks increased $1.3 billion (4.2 percent).

The net interest margin in the second quarter of 2022 was 2.59 percent, compared with 2.53 percent in the second quarter of 2021 and 2.44 percent in the first quarter of 2022. The increase in the net interest margin from the prior year was primarily due to the impact of rising interest rates and higher yields in the investment portfolio, partially offset by deposit pricing and lower noninterest-bearing deposits. The increase in interest margin on a linked quarter basis reflected the impact of rising interest rates and reinvestment yields on investment securities, partially offset by higher deposit rates paid and lower noninterest-bearing deposits.

U.S. Bancorp Second Quarter 2022 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change

Commercial	$115,758	$107,819	$97,713	7.4	18.5	$111,810	$97,237	15.0
Lease financing	4,899	5,003	5,261	(2.1)	(6.9)	4,951	5,298	(6.5)
Total commercial	120,657	112,822	102,974	6.9	17.2	116,761	102,535	13.9

Commercial mortgages	29,676	28,826	27,721	2.9	7.1	29,253	27,844	5.1
Construction and development	9,841	10,258	10,843	(4.1)	(9.2)	10,049	10,831	(7.2)
Total commercial real estate	39,517	39,084	38,564	1.1	2.5	39,302	38,675	1.6

Residential mortgages	80,228	77,449	73,351	3.6	9.4	78,847	74,271	6.2

Credit card	22,748	21,842	21,116	4.1	7.7	22,297	21,130	5.5

Retail leasing	6,708	7,110	7,873	(5.7)	(14.8)	6,908	7,924	(12.8)
Home equity and second mortgages	10,726	10,394	11,368	3.2	(5.6)	10,561	11,713	(9.8)
Other	43,603	44,265	39,038	(1.5)	11.7	43,932	37,890	15.9
Total other retail	61,037	61,769	58,279	(1.2)	4.7	61,401	57,527	6.7

Total loans	$324,187	$312,966	$294,284	3.6	10.2	$318,608	$294,138	8.3

Average total loans for the second quarter of 2022 were $29.9 billion (10.2 percent) higher than the second quarter of 2021. The increase was primarily due to strong growth in commercial loans (18.5 percent), residential mortgages (9.4 percent) and other retail loans (11.7 percent), partially offset by lower retail leasing balances (14.8 percent) and construction and development loans (9.2 percent). The increase in commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth, partly offset by reductions related to the forgiveness of PPP loans. The increase in residential mortgages was driven by stronger on-balance sheet loan activities and slower refinance activity.

Average total loans were $11.2 billion (3.6 percent) higher than the first quarter of 2022 primarily due to higher commercial loans (7.4 percent) driven by continued strong new business and higher utilization, as well as higher residential mortgages (3.6 percent).

U.S. Bancorp Second Quarter 2022 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q22 vs	2Q22 vs	YTD	YTD	Percent
	2022	2022	2021	1Q22	2Q21	2022	2021	Change

Noninterest-bearing deposits	$120,827	$127,963	$125,297	(5.6)	(3.6)	$124,375	$121,844	2.1
Interest-bearing savings deposits
Interest checking	116,878	115,062	103,356	1.6	13.1	115,975	100,387	15.5
Money market savings	123,788	119,588	113,673	3.5	8.9	121,700	119,218	2.1
Savings accounts	68,127	66,978	62,102	1.7	9.7	67,555	60,484	11.7
Total savings deposits	308,793	301,628	279,131	2.4	10.6	305,230	280,089	9.0
Time deposits	26,896	24,585	24,782	9.4	8.5	25,747	25,862	(.4)
Total interest-bearing deposits	335,689	326,213	303,913	2.9	10.5	330,977	305,951	8.2

Total deposits	$456,516	$454,176	$429,210	.5	6.4	$455,352	$427,795	6.4

Average total deposits for the second quarter of 2022 were $27.3 billion (6.4 percent) higher than the second quarter of 2021. Average noninterest-bearing deposits decreased $4.5 billion (3.6 percent) driven by Corporate and Commercial Banking, Consumer and Business Banking and Payment Services. Average total savings deposits were $29.7 billion (10.6 percent) higher year-over-year driven by Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $2.1 billion (8.5 percent) higher than the prior year primarily within Corporate and Commercial Banking, partially offset by a decrease in Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits grew $2.3 billion (0.5 percent) from the first quarter of 2022. On a linked quarter basis, average noninterest-bearing deposits were lower by $7.1 billion (5.6 percent) driven by Corporate and Commercial Banking and Wealth Management and Investment Services. Average total savings deposits increased $7.2 billion (2.4 percent) across all business lines. Average time deposits were $2.3 billion (9.4 percent) higher linked quarter primarily within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Second Quarter 2022 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change

Credit and debit card revenue	$399	$338	$396	18.0	.8	$737	$732	.7
Corporate payment products revenue	172	158	138	8.9	24.6	330	264	25.0
Merchant processing services	425	363	374	17.1	13.6	788	692	13.9
Trust and investment management fees	566	500	446	13.2	26.9	1,066	890	19.8
Deposit service charges	165	177	176	(6.8)	(6.3)	342	337	1.5
Treasury management fees	169	156	160	8.3	5.6	325	307	5.9
Commercial products revenue	290	266	280	9.0	3.6	556	560	(.7)
Mortgage banking revenue	142	200	346	(29.0)	(59.0)	342	645	(47.0)
Investment products fees	59	62	60	(4.8)	(1.7)	121	115	5.2
Securities gains (losses), net	19	18	43	5.6	(55.8)	37	68	(45.6)
Other	142	158	200	(10.1)	(29.0)	300	390	(23.1)

Total noninterest income	$2,548	$2,396	$2,619	6.3	(2.7)	$4,944	$5,000	(1.1)

Second quarter noninterest income of $2,548 million was $71 million (2.7 percent) lower than the second quarter of 2021 reflecting lower mortgage banking revenue, other noninterest income and lower gains on the sale of securities, mostly offset by stronger payment services revenue and trust and investment management fees. Mortgage banking revenue decreased $204 million (59.0 percent) due to lower application volumes, given declining refinance activities experienced in the mortgage industry, lower related gain on sale margins and lower performing loan sales, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Other noninterest income decreased $58 million (29.0 percent) primarily due to lower retail leasing end-of-term residual gains, lower gain on sale of certain assets and lower tax-advantaged investment syndication revenue. Partially offsetting these decreases, payment services revenue increased $88 million (9.7 percent) compared with the second quarter of 2021 as corporate payment products revenue increased $34 million (24.6 percent) primarily due to higher sales volume and merchant processing services revenue increased $51 million (13.6 percent) driven by higher sales volumes and merchant fees. Trust and investment management fees increased $120 million (26.9 percent) driven by business growth, activity related to the fourth quarter of 2021 acquisition of PFM Asset Management LLC (“PFM”) and lower money market fund fee waivers.

Noninterest income was $152 million (6.3 percent) higher in the second quarter of 2022 compared with the first quarter of 2022 reflecting stronger payment services revenue, trust and investment management fees and commercial products revenue, partially offset by lower mortgage banking revenue. Payment services revenue increased $137 million (15.9 percent) as credit and debit card revenue increased $61 million (18.0 percent) driven by seasonally higher sales volume and rate, corporate payment products revenue increased $14 million (8.9 percent) primarily due to higher sales volume and merchant processing services revenue increased $62 million (17.1 percent) driven by higher sales volumes and merchant fees. Trust and investment management fees increased $66 million (13.2 percent) driven by higher fees, activity related to the acquisition of PFM, billing cycle timing and lower money market fund fee waivers, partially offset by unfavorable market conditions. Partially offsetting these increases, mortgage banking revenue decreased $58 million (29.0 percent) driven by lower application volume and related gain on sale margins, and lower performing loan sales, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities.

U.S. Bancorp Second Quarter 2022 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change

Compensation	$1,872	$1,853	$1,798	1.0	4.1	$3,725	$3,601	3.4
Employee benefits	374	396	337	(5.6)	11.0	770	721	6.8
Net occupancy and equipment	265	269	258	(1.5)	2.7	534	521	2.5
Professional services	111	114	108	(2.6)	2.8	225	206	9.2
Marketing and business development	106	80	90	32.5	17.8	186	138	34.8
Technology and communications	350	349	362	.3	(3.3)	699	721	(3.1)
Postage, printing and supplies	69	72	65	(4.2)	6.2	141	134	5.2
Other intangibles	40	47	40	(14.9)	--	87	78	11.5
Other	340	322	329	5.6	3.3	662	646	2.5
Total before merger and integration	3,527	3,502	3,387	.7	4.1	7,029	6,766	3.9
Merger and integration charges	197	--	--	nm	nm	197	--	nm

Total noninterest expense	$3,724	$3,502	$3,387	6.3	9.9	$7,226	$6,766	6.8

Second quarter noninterest expense of $3,724 million was $337 million (9.9 percent) higher than the second quarter of 2021. Included in the second quarter of 2022 were merger and integration-related charges associated with the planned acquisition of MUFG Union Bank of $197 million. Excluding the merger and integration-related charges, second quarter noninterest expense increased $140 million (4.1 percent) compared with the second quarter of 2021 reflecting increases in compensation expense, employee benefits expense, and marketing and business development expense. Compensation expense increased $74 million (4.1 percent) compared with the second quarter of 2021 primarily due to merit and hiring to support business growth, partially offset by lower performance-based incentives. Employee benefits expense increased $37 million (11.0 percent) driven by higher medical expenses. Marketing and business development expense increased $16 million (17.8 percent) due to increased travel and entertainment.

Noninterest expense increased $222 million (6.3 percent) on a linked quarter basis. Excluding merger and integration-related charges, second quarter noninterest expense increased $25 million (0.7 percent) reflecting higher compensation expense, marketing and business development expense and other noninterest expense, partially offset by lower employee benefits expense. Compensation expense increased $19 million (1.0 percent) driven by the impact of seasonal merit increases, one additional day in the second quarter, and higher variable compensation, partially offset by the impact of seasonally higher stock-based compensation in the first quarter. Marketing and business development expense increased $26 million (32.5 percent) due to the timing of marketing campaigns and higher travel and entertainment. Other noninterest expense increased $18 million (5.6 percent), excluding merger and integration-related charges, primarily due to higher liabilities related to future delivery exposures for merchant and airline processing. Partially offsetting these increases, employee benefits expense decreased $22 million (5.6 percent) mainly due to seasonally higher payroll taxes in the first quarter of 2022.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2022 resulted in a tax rate of 22.4 percent on a taxable-equivalent basis (effective tax rate of 21.3 percent), compared with 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent) in the second quarter of 2021, and a tax rate of 21.4 percent on a taxable-equivalent basis (effective tax rate of 20.3 percent) in the first quarter of 2022.

U.S. Bancorp Second Quarter 2022 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q 2022	% (a)	1Q 2022	% (a)	4Q 2021	% (a)	3Q 2021	% (a)	2Q 2021	% (a)
Balance, beginning of period	$6,105		$6,155		$6,300		$6,610		$6,960
Net charge-offs Commercial	28	.10	26	.10	6	.02	13	.05	26	.11
Lease financing	2	.16	6	.49	--	--	1	.08	1	.08

Total commercial	30	.10	32	.12	6	.02	14	.05	27	.11
Commercial mortgages	(2)	(.03)	--	--	(3)	(.04)	1	.01	--	--
Construction and development	8	.33	(5)	(.20)	(1)	(.04)	12	.44	--	--

Total commercial real estate	6	.06	(5)	(.05)	(4)	(.04)	13	.13	--	--
Residential mortgages	(9)	(.04)	(6)	(.03)	(7)	(.04)	(10)	(.05)	(10)	(.05)

Credit card	118	2.08	112	2.08	109	1.93	111	2.01	148	2.81

Retail leasing	--	--	1	.06	1	.05	1	.05	(1)	(.05)
Home equity and second mortgages	(3)	(.11)	(2)	(.08)	(2)	(.08)	(3)	(.11)	(3)	(.11)
Other	19	.17	30	.27	29	.27	21	.20	19	.20

Total other retail	16	.11	29	.19	28	.18	19	.13	15	.10

Total net charge-offs	161	.20	162	.21	132	.17	147	.20	180	.25
Provision for credit losses	311		112		(13)		(163)		(170)

Balance, end of period	$6,255		$6,105		$6,155		$6,300		$6,610

Components
Allowance for loan losses	$5,832		$5,664		$5,724		$5,792		$6,026
Liability for unfunded credit commitments	423		441		431		508		584

Total allowance for credit losses	$6,255		$6,105		$6,155		$6,300		$6,610

Gross charge-offs	$276		$280		$254		$266		$314
Gross recoveries	$115		$118		$122		$119		$134
Allowance for credit losses as a percentage of
Period-end loans	1.88		1.91		1.97		2.12		2.23
Nonperforming loans	863		798		738		695		649
Nonperforming assets	812		753		701		667		624

(a) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2022 Results

The Company’s provision for credit losses for the second quarter of 2022 was $311 million, compared with a provision of $112 million in the first quarter of 2022 and a benefit of $170 million in the second quarter of 2021. The level of the provision is driven by strong loan growth from a year ago and changing economic conditions. During 2021, factors affecting economic conditions, including passing of additional government stimulus and widespread vaccine availability in the U.S., contributed to economic improvement and related reserve releases. The consumer portfolio performance continues to be supported by strong credit quality and asset values, while select commercial portfolios continue to recover from the effects of the pandemic. In 2022, economic uncertainty and recession risk has been increasing due to ongoing supply chain challenges, rising inflationary concerns, market volatility, rising oil prices from the Russia-Ukraine conflict and, to a lesser extent, additional virus variants. In addition to these factors, expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, potential effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay. Generally, these credit quality factors continue to be relatively strong despite the changing economic outlook.

Total net charge-offs in the second quarter of 2022 were $161 million, compared with $162 million in the first quarter of 2022 and $180 million in the second quarter of 2021. The net charge-off ratio was 0.20 percent in the second quarter of 2022, compared with 0.21 percent in the first quarter of 2022 and 0.25 percent in the second quarter of 2021. Net charge-offs decreased $1 million (0.6 percent) compared with the first quarter of 2022. Net charge-offs decreased $19 million (10.6 percent) compared with the second quarter of 2021 primarily reflecting improvement in credit cards.

The allowance for credit losses was $6,255 million at June 30, 2022, compared with $6,105 million at March 31, 2022, and $6,610 million at June 30, 2021. The increase on a linked quarter basis was driven by continued strong loan growth and increased economic uncertainty, partially offset by stabilizing credit quality. The ratio of the allowance for credit losses to period-end loans was 1.88 percent at June 30, 2022, compared with 1.91 percent at March 31, 2022, and 2.23 percent at June 30, 2021. The ratio of the allowance for credit losses to nonperforming loans was 863 percent at June 30, 2022, compared with 798 percent at March 31, 2022, and 649 percent at June 30, 2021.

Nonperforming assets were $770 million at June 30, 2022, compared with $811 million at March 31, 2022, and $1,059 million at June 30, 2021. The ratio of nonperforming assets to loans and other real estate was 0.23 percent at June 30, 2022, compared with 0.25 percent at March 31, 2022, and 0.36 percent at June 30, 2021. The year-over-year decrease in nonperforming assets reflected decreases across all loan categories with the largest drivers in total commercial and total commercial real estate nonperforming loans, while the decrease on a linked quarter basis was primarily due to a decrease in total commercial nonperforming loans. Accruing loans 90 days or more past due were $423 million at June 30, 2022, compared with $450 million at March 31, 2022, and $376 million at June 30, 2021.

U.S. Bancorp Second Quarter 2022 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021	Jun 30 2021

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.07	.06	.04	.04	.04
Commercial real estate	.01	--	.03	.05	.01
Residential mortgages	.12	.18	.24	.15	.16
Credit card	.69	.74	.73	.66	.70
Other retail	.10	.11	.11	.11	.10
Total loans	.13	.14	.15	.13	.13

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.19	.21	.20	.25	.32
Commercial real estate	.53	.55	.76	.82	.81
Residential mortgages	.40	.45	.53	.47	.49
Credit card	.69	.74	.73	.66	.70
Other retail	.35	.37	.35	.36	.39
Total loans	.35	.38	.42	.43	.47

ASSET QUALITY (a)
($ in millions)

	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021	Jun 30 2021
Nonperforming loans
Commercial	$116	$139	$139	$179	$247
Lease financing	32	35	35	37	44
Total commercial	148	174	174	216	291
Commercial mortgages	147	178	213	215	224
Construction and development	59	38	71	81	88
Total commercial real estate	206	216	284	296	312
Residential mortgages	223	214	226	237	244
Credit card	--	--	--	--	--
Other retail	148	161	150	157	171

Total nonperforming loans	725	765	834	906	1,018

Other real estate	23	23	22	17	17

Other nonperforming assets	22	23	22	21	24

Total nonperforming assets	$770	$811	$878	$944	$1,059

Accruing loans 90 days or more past due	$423	$450	$472	$385	$376

Nonperforming assets to loans plus ORE (%)	.23	.25	.28	.32	.36

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2022 Results

COMMON SHARES
(Millions)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Beginning shares outstanding	1,486	1,484	1,483	1,483	1,497
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	3	1	--	1
Shares repurchased	--	(1)	--	--	(15)

Ending shares outstanding	1,486	1,486	1,484	1,483	1,483

CAPITAL POSITION
($ in millions)	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021	Jun 30 2021

Total U.S. Bancorp shareholders’ equity	$48,605	$51,200	$54,918	$53,743	$53,039

Basel III Standardized Approach (a)
Common equity tier 1 capital	$42,944	$41,950	$41,701	$41,014	$39,691
Tier 1 capital	50,195	49,198	48,516	47,426	46,103
Total risk-based capital	58,307	57,403	56,250	54,178	53,625

Common equity tier 1 capital ratio	9.7%	9.8%	10.0%	10.2%	9.9%
Tier 1 capital ratio	11.4	11.5	11.6	11.7	11.5
Total risk-based capital ratio	13.2	13.4	13.4	13.4	13.4
Leverage ratio	8.6	8.6	8.6	8.7	8.5

Tangible common equity to tangible assets (b)	5.5	6.0	6.8	6.8	6.8
Tangible common equity to risk-weighted assets (b)	7.2	8.0	9.2	9.4	9.3

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.4	9.5	9.6	9.7	9.5

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $48.6 billion at June 30, 2022, compared with $51.2 billion at March 31, 2022, and $53.0 billion at June 30, 2021. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUFG Union Bank’s core regional banking franchise. The Company expects to operate at a CET1 capital ratio near its target ratio of 8.5 percent at the time of closing the acquisition and increasing toward 9.0 percent after closing of the acquisition. The Company does not expect to commence repurchasing its common stock until after the acquisition closes and the CET1 ratio approximates 9.0 percent.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.7 percent at June 30, 2022, compared with 9.8 percent at March 31, 2022, and 9.9 percent at June 30, 2021. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.4 percent at June 30, 2022, compared with 9.5 percent at March 31, 2022, and at June 30, 2021.

U.S. Bancorp Second Quarter 2022 Results

MUFG Union Bank Acquisition

In September 2021, U.S. Bancorp announced that it had entered into a definitive acquisition agreement to acquire the core regional banking franchise of MUFG Union Bank, N.A. Closing of the transaction is subject to customary closing conditions, including regulatory approvals which are not within U.S. Bancorp’s control. The parties continue to make significant progress in planning for closing and integration while awaiting regulatory approvals. At this time, U.S. Bancorp continues to expect to receive U.S. regulatory approvals in time for closing to occur in the second half of 2022. However, U.S. Bancorp no longer expects that system integration will be able to occur in 2022 and currently expects it will occur in the first half of 2023.

Investor Conference Call

On Friday, July 15, 2022 at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-374-5140. Participants calling from outside the United States and Canada, please dial 404-400-0571. The PIN code for all participants is 56931119#. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Friday, July 15, 2022. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 70,000 employees and $591 billion in assets as of June 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties, including the following risks and uncertainties and the risks and uncertainties more fully discussed in the section entitled “Risk Factors” of Exhibit 13 to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, which could cause actual results to differ materially from those anticipated. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; the impacts of the COVID-19 pandemic on its business, financial position, results of operations, liquidity and prospects; increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; the effects of climate change; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; the impacts of international hostilities or geopolitical events; impacts of supply chain disruptions and rising inflation; effects of mergers and acquisitions and related integration; effects of critical

U.S. Bancorp Second Quarter 2022 Results

accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, U.S. Bancorp’s proposed acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed acquisition, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

For discussion of these and other risks that may cause actual results to differ from those described in forward-looking statements, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, return on average common equity and return on tangible common equity exclude merger and integration-related charges. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2022	2021	2022	2021
Interest Income
Loans	$2,869	$2,677	$5,468	$5,401
Loans held for sale	54	55	114	122
Investment securities	806	618	1,523	1,135
Other interest income	96	32	138	65
Total interest income	3,825	3,382	7,243	6,723
Interest Expense
Deposits	177	82	257	167
Short-term borrowings	57	18	78	34
Long-term debt	156	145	300	322
Total interest expense	390	245	635	523
Net interest income	3,435	3,137	6,608	6,200
Provision for credit losses	311	(170)	423	(997)
Net interest income after provision for credit losses	3,124	3,307	6,185	7,197
Noninterest Income
Credit and debit card revenue	399	396	737	732
Corporate payment products revenue	172	138	330	264
Merchant processing services	425	374	788	692
Trust and investment management fees	566	446	1,066	890
Deposit service charges	165	176	342	337
Treasury management fees	169	160	325	307
Commercial products revenue	290	280	556	560
Mortgage banking revenue	142	346	342	645
Investment products fees	59	60	121	115
Securities gains (losses), net	19	43	37	68
Other	142	200	300	390
Total noninterest income	2,548	2,619	4,944	5,000
Noninterest Expense
Compensation	1,872	1,798	3,725	3,601
Employee benefits	374	337	770	721
Net occupancy and equipment	265	258	534	521
Professional services	111	108	225	206
Marketing and business development	106	90	186	138
Technology and communications	350	362	699	721
Postage, printing and supplies	69	65	141	134
Other intangibles	40	40	87	78
Merger and integration charges	197	--	197	--
Other	340	329	662	646
Total noninterest expense	3,724	3,387	7,226	6,766
Income before income taxes	1,948	2,539	3,903	5,431
Applicable income taxes	414	551	811	1,158
Net income	1,534	1,988	3,092	4,273
Net (income) loss attributable to noncontrolling interests	(3)	(6)	(4)	(11)
Net income attributable to U.S. Bancorp	$1,531	$1,982	$3,088	$4,262
Net income applicable to U.S. Bancorp common shareholders	$1,464	$1,914	$2,930	$4,089
Earnings per common share	$.99	$1.29	$1.97	$2.73
Diluted earnings per common share	$.99	$1.28	$1.97	$2.73
Dividends declared per common share	$.46	$.42	$.92	$.84
Average common shares outstanding	1,486	1,489	1,485	1,495
Average diluted common shares outstanding	1,487	1,490	1,486	1,497

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	June 30, 2022	December 31, 2021	June 30, 2021
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$39,124	$28,905	$44,573
Investment securities
Held-to-maturity	61,503	41,858	--
Available-for-sale	98,806	132,963	160,288
Loans held for sale	3,943	7,775	5,856
Loans
Commercial	125,983	112,023	103,521
Commercial real estate	39,753	39,053	38,770
Residential mortgages	82,114	76,493	73,366
Credit card	23,697	22,500	21,816
Other retail	60,822	61,959	59,439
Total loans	332,369	312,028	296,912
Less allowance for loan losses	(5,832)	(5,724)	(6,026)
Net loans	326,537	306,304	290,886
Premises and equipment	3,177	3,305	3,295
Goodwill	10,157	10,262	9,911
Other intangible assets	4,487	3,738	3,363
Other assets	43,647	38,174	40,714
Total assets	$591,381	$573,284	$558,886

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$129,130	$134,901	$135,143
Interest-bearing	337,972	321,182	302,039
Total deposits	467,102	456,083	437,182
Short-term borrowings	24,963	11,796	13,413
Long-term debt	29,408	32,125	36,360
Other liabilities	20,839	17,893	18,257
Total liabilities	542,312	517,897	505,212
Shareholders’ equity
Preferred stock	6,808	6,371	5,968
Common stock	21	21	21
Capital surplus	8,555	8,539	8,518
Retained earnings	70,772	69,201	67,039
Less treasury stock	(27,190)	(27,271)	(27,305)
Accumulated other comprehensive income (loss)	(10,361)	(1,943)	(1,202)
Total U.S. Bancorp shareholders’ equity	48,605	54,918	53,039
Noncontrolling interests	464	469	635
Total equity	49,069	55,387	53,674
Total liabilities and equity	$591,381	$573,284	$558,886

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total equity	$49,069	$51,668	$55,387	$54,378	$53,674
Preferred stock	(6,808)	(6,808)	(6,371)	(5,968)	(5,968)
Noncontrolling interests	(464)	(468)	(469)	(635)	(635)
Goodwill (net of deferred tax liability) (1)	(9,204)	(9,304)	(9,323)	(9,063)	(8,987)
Intangible assets, other than mortgage servicing rights	(780)	(762)	(785)	(618)	(650)
Tangible common equity (a)	31,813	34,326	38,439	38,094	37,434

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	42,944	41,950	41,701	41,014	39,691
Adjustments (2)	(1,300)	(1,298)	(1,733)	(1,733)	(1,732)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	41,644	40,652	39,968	39,281	37,959

Total assets	591,381	586,517	573,284	567,495	558,886
Goodwill (net of deferred tax liability) (1)	(9,204)	(9,304)	(9,323)	(9,063)	(8,987)
Intangible assets, other than mortgage servicing rights	(780)	(762)	(785)	(618)	(650)
Tangible assets (c)	581,397	576,451	563,176	557,814	549,249

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	441,804 *	427,174	418,571	404,021	401,301
Adjustments (3)	(317)*	(351)	(357)	(684)	(1,027)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	441,487 *	426,823	418,214	403,337	400,274

Ratios*
Tangible common equity to tangible assets (a)/(c)	5.5%	6.0%	6.8%	6.8%	6.8%
Tangible common equity to risk-weighted assets (a)/(d)	7.2	8.0	9.2	9.4	9.3
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.4	9.5	9.6	9.7	9.5

	Three Months Ended

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net income applicable to U.S. Bancorp common shareholders	$1,464	$1,466	$1,582	$1,934	$1,914
Intangibles amortization (net-of-tax)	32	37	32	32	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,496	1,503	1,614	1,966	1,946
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,000	6,096	6,403	7,800	7,805

Average total equity	49,633	53,934	55,875	54,908	53,593
Average preferred stock	(6,808)	(6,619)	(6,865)	(5,968)	(5,968)
Average noncontrolling interests	(467)	(468)	(633)	(635)	(631)
Average goodwill (net of deferred tax liability) (1)	(9,246)	(9,320)	(9,115)	(9,019)	(9,003)
Average intangible assets, other than mortgage servicing rights	(783)	(779)	(656)	(632)	(662)
Average tangible common equity (g)	32,329	36,748	38,606	38,654	37,329

Return on tangible common equity (f)/(g)	18.6%	16.6%	16.6%	20.2%	20.9%

Net interest income	$3,435	$3,173	$3,123	$3,171	$3,137
Taxable-equivalent adjustment (4)	29	27	27	26	27
Net interest income, on a taxable-equivalent basis	3,464	3,200	3,150	3,197	3,164

Net interest income, on a taxable-equivalent basis
(as calculated above)	3,464	3,200	3,150	3,197	3,164
Noninterest income	2,548	2,396	2,534	2,693	2,619
Less: Securities gains (losses), net	19	18	15	20	43
Total net revenue, excluding net securities gains (losses) (h)	5,993	5,578	5,669	5,870	5,740

Noninterest expense (i)	3,724	3,502	3,533	3,429	3,387
Efficiency ratio (i)/(h)	62.1%	62.8%	62.3%	58.4%	59.0%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	Three Months Ended June 30, 2022
Net income attributable to U.S. Bancorp	$1,531
Less: Notable items (1)	(153)
Net income attributable to U.S. Bancorp, excluding notable items	1,684
Annualized net income attributable to U.S. Bancorp, excluding notable items (a)	6,755
Average assets (b)	579,911
Return on average assets, excluding notable items (a)/(b)	1.16%

Net income applicable to U.S. Bancorp common shareholders	$1,464
Less: Notable items (1)	(153)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items	1,617
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (c)	6,486
Average common equity (d)	42,358
Return on average common equity, excluding notable items (c)/(d)	15.3%
Net income applicable to U.S. Bancorp common shareholders	$1,464
Intangibles amortization (net-of-tax)	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,496
Less: Notable items (1)	(153)
Net income applicable to U.S. Bancorp, excluding intangibles amortization and notable items	1,649
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items (e)	6,614
Average total equity	49,633
Average preferred stock	(6,808)
Average noncontrolling interests	(467)
Average goodwill (net of deferred tax liability) (2)	(9,246)
Average intangible assets, other than mortgage servicing rights	(783)
Average tangible common equity (f)	32,329
Return on tangible common equity, excluding notable items (e)/(f)	20.5%
(1)	Notable items for the three months ended June 30, 2022 include $153 million (after-tax) of merger and integration charges.
(2)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Corporate and Commercial Banking	$377	$416	$418	(9.4)	(9.8)	$793	$880	(9.9)
Consumer and Business Banking	501	379	646	32.2	(22.4)	880	1,211	(27.3)
Wealth Management and Investment Services	320	202	208	58.4	53.8	522	429	21.7
Payment Services	391	371	441	5.4	(11.3)	762	934	(18.4)
Treasury and Corporate Support	(58)	189	269	nm	nm	131	808	(83.8)

Consolidated Company	$1,531	$1,557	$1,982	(1.7)	(22.8)	$3,088	$4,262	(27.5)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Corporate and Commercial Banking	$603	$559	$558	7.9	8.1	$1,162	$1,128	3.0
Consumer and Business Banking	593	553	793	7.2	(25.2)	1,146	1,507	(24.0)
Wealth Management and Investment Services	423	278	274	52.2	54.4	701	574	22.1
Payment Services	742	625	679	18.7	9.3	1,367	1,295	5.6
Treasury and Corporate Support	(73)	79	92	nm	nm	6	(17)	nm

Consolidated Company	$2,288	$2,094	$2,396	9.3	(4.5)	$4,382	$4,487	(2.3)

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2022, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$784	$739	$726	6.1	8.0	$1,523	$1,448	5.2
Noninterest income	272	245	265	11.0	2.6	517	533	(3.0)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,056	984	991	7.3	6.6	2,040	1,981	3.0
Noninterest expense	453	425	433	6.6	4.6	878	853	2.9
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	453	425	433	6.6	4.6	878	853	2.9
Income before provision and taxes	603	559	558	7.9	8.1	1,162	1,128	3.0
Provision for credit losses	100	4	--	nm	nm	104	(46)	nm
Income before income taxes	503	555	558	(9.4)	(9.9)	1,058	1,174	(9.9)
Income taxes and taxable-equivalent adjustment	126	139	140	(9.4)	(10.0)	265	294	(9.9)
Net income	377	416	418	(9.4)	(9.8)	793	880	(9.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$377	$416	$418	(9.4)	(9.8)	$793	$880	(9.9)

Average Balance Sheet Data
Loans	$123,210	$115,865	$102,275	6.3	20.5	$119,557	$102,201	17.0
Other earning assets	4,161	4,676	4,409	(11.0)	(5.6)	4,416	4,364	1.2
Goodwill	1,912	1,912	1,647	--	16.1	1,912	1,647	16.1
Other intangible assets	4	4	5	--	(20.0)	4	5	(20.0)
Assets	137,773	127,889	114,186	7.7	20.7	132,856	114,229	16.3

Noninterest-bearing deposits	58,266	62,353	60,696	(6.6)	(4.0)	60,298	58,524	3.0
Interest-bearing deposits	93,678	86,957	70,019	7.7	33.8	90,336	70,943	27.3
Total deposits	151,944	149,310	130,715	1.8	16.2	150,634	129,467	16.3

Total U.S. Bancorp shareholders’ equity	13,989	13,728	13,816	1.9	1.3	13,859	14,092	(1.7)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking generated $603 million of income before provision and taxes in the second quarter of 2022, compared with $558 million in the second quarter of 2021, and contributed $377 million of the Company’s net income in the second quarter of 2022. The provision for credit losses increased $100 million compared with the second quarter of 2021 primarily due to loan loss provisions supporting stronger growth in loan balances in the current year linked quarter, partially offset by improving portfolio credit quality in the current year. Total net revenue was $65 million (6.6 percent) higher due to an increase of $58 million (8.0 percent) in net interest income and an increase of $7 million (2.6 percent) in total noninterest income. Net interest income increased primarily due to higher loan and interest-bearing deposit balances, partially offset by lower spreads on loans and unfavorable changes in deposit rates. Total noninterest income increased primarily due to stronger treasury management fees driven by core growth and increased federal government volume. Total noninterest expense increased $20 million (4.6 percent) compared with a year ago primarily due to higher FDIC insurance expense and higher compensation expense primarily due to merit, variable compensation and hiring to support business growth, partially offset by lower performance-based incentives related to capital markets activity.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,617	$1,512	$1,534	6.9	5.4	$3,129	$3,035	3.1
Noninterest income	395	461	634	(14.3)	(37.7)	856	1,203	(28.8)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,012	1,973	2,168	2.0	(7.2)	3,985	4,238	(6.0)
Noninterest expense	1,416	1,417	1,372	(.1)	3.2	2,833	2,725	4.0
Other intangibles	3	3	3	--	--	6	6	--
Total noninterest expense	1,419	1,420	1,375	(.1)	3.2	2,839	2,731	4.0
Income before provision and taxes	593	553	793	7.2	(25.2)	1,146	1,507	(24.0)
Provision for credit losses	(75)	47	(68)	nm	(10.3)	(28)	(108)	74.1
Income before income taxes	668	506	861	32.0	(22.4)	1,174	1,615	(27.3)
Income taxes and taxable-equivalent adjustment	167	127	215	31.5	(22.3)	294	404	(27.2)
Net income	501	379	646	32.2	(22.4)	880	1,211	(27.3)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$501	$379	$646	32.2	(22.4)	$880	$1,211	(27.3)

Average Balance Sheet Data
Loans	$141,135	$140,828	$140,826	.2	.2	$140,984	$141,170	(.1)
Other earning assets	2,579	4,381	8,018	(41.1)	(67.8)	3,475	9,092	(61.8)
Goodwill	3,244	3,261	3,476	(.5)	(6.7)	3,252	3,476	(6.4)
Other intangible assets	3,634	3,176	2,828	14.4	28.5	3,406	2,661	28.0
Assets	156,132	157,411	161,695	(.8)	(3.4)	156,770	162,803	(3.7)

Noninterest-bearing deposits	31,642	31,975	33,702	(1.0)	(6.1)	31,807	33,244	(4.3)
Interest-bearing deposits	168,486	166,059	158,164	1.5	6.5	167,279	154,450	8.3
Total deposits	200,128	198,034	191,866	1.1	4.3	199,086	187,694	6.1

Total U.S. Bancorp shareholders’ equity	12,366	12,255	12,337	.9	.2	12,311	12,407	(.8)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking generated $593 million of income before provision and taxes in the second quarter of 2022, compared with $793 million in the second quarter of 2021, and contributed $501 million of the Company’s net income in the second quarter of 2022. The provision for credit losses decreased $7 million (10.3 percent) due to balance reductions and stronger improvements in credit quality in the current quarter compared with the prior year linked quarter. Total net revenue was lower by $156 million (7.2 percent) due to a decrease in total noninterest income of $239 million (37.7 percent), partially offset by an increase of $83 million (5.4 percent) in net interest income. Net interest income reflected strong growth in average interest-bearing deposits and favorable funding mix, partially offset by lower spreads on loans and lower loan fees driven by the impact of loan forgiveness related to PPP in the second quarter of 2021. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower application volumes, given declining refinance activities, lower related gain on sale margins and lower performing loan sales, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Total noninterest expense increased $44 million (3.2 percent) primarily due to increases in net shared services expense due to investments in digital capabilities, partially offset by lower compensation expense reflecting lower revenue-related compensation due to mortgage production net of higher salaries as a result of merit and core business growth.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$352	$275	$246	28.0	43.1	$627	$514	22.0
Noninterest income	652	596	549	9.4	18.8	1,248	1,080	15.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,004	871	795	15.3	26.3	1,875	1,594	17.6
Noninterest expense	578	583	517	(.9)	11.8	1,161	1,013	14.6
Other intangibles	3	10	4	(70.0)	(25.0)	13	7	85.7
Total noninterest expense	581	593	521	(2.0)	11.5	1,174	1,020	15.1
Income before provision and taxes	423	278	274	52.2	54.4	701	574	22.1
Provision for credit losses	(4)	8	(4)	nm	--	4	1	nm
Income before income taxes	427	270	278	58.1	53.6	697	573	21.6
Income taxes and taxable-equivalent adjustment	107	68	70	57.4	52.9	175	144	21.5
Net income	320	202	208	58.4	53.8	522	429	21.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$320	$202	$208	58.4	53.8	$522	$429	21.7

Average Balance Sheet Data
Loans	$22,320	$20,713	$17,442	7.8	28.0	$21,521	$17,147	25.5
Other earning assets	251	259	237	(3.1)	5.9	255	258	(1.2)
Goodwill	1,718	1,761	1,618	(2.4)	6.2	1,739	1,618	7.5
Other intangible assets	300	265	84	13.2	nm	283	63	nm
Assets	25,786	24,455	20,470	5.4	26.0	25,124	20,297	23.8

Noninterest-bearing deposits	25,019	27,402	23,288	(8.7)	7.4	26,204	22,339	17.3
Interest-bearing deposits	71,759	70,281	73,347	2.1	(2.2)	71,024	78,489	(9.5)
Total deposits	96,778	97,683	96,635	(.9)	.1	97,228	100,828	(3.6)

Total U.S. Bancorp shareholders’ equity	3,618	3,595	3,089	.6	17.1	3,607	3,062	17.8

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services generated $423 million of income before provision and taxes in the second quarter of 2022, compared with $274 million in the second quarter of 2021, and contributed $320 million of the Company’s net income in the second quarter of 2022. The provision for credit losses was unchanged compared with the prior year quarter. Total net revenue increased $209 million (26.3 percent) year-over-year reflecting an increase of $106 million (43.1 percent) in net interest income and an increase of $103 million (18.8 percent) in total noninterest income. Net interest income increased primarily due to favorable funding mix, higher average noninterest-bearing deposits and higher average loan balances. Total noninterest income increased primarily due to lower money market fund fee waivers, the impact of the PFM acquisition and core business growth in trust and investment management fees. Total noninterest expense increased $60 million (11.5 percent) compared with the second quarter of 2021 reflecting higher compensation expense as a result of merit, the PFM acquisition, core business growth and performance-based incentives, as well as higher net shared services expense driven by investment in support of business growth.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$619	$622	$595	(.5)	4.0	$1,241	$1,224	1.4
Noninterest income	994	858	913	15.9	8.9	1,852	1,698	9.1
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,613	1,480	1,508	9.0	7.0	3,093	2,922	5.9
Noninterest expense	837	821	796	1.9	5.2	1,658	1,562	6.1
Other intangibles	34	34	33	--	3.0	68	65	4.6
Total noninterest expense	871	855	829	1.9	5.1	1,726	1,627	6.1
Income before provision and taxes	742	625	679	18.7	9.3	1,367	1,295	5.6
Provision for credit losses	221	130	91	70.0	nm	351	50	nm
Income before income taxes	521	495	588	5.3	(11.4)	1,016	1,245	(18.4)
Income taxes and taxable-equivalent adjustment	130	124	147	4.8	(11.6)	254	311	(18.3)
Net income	391	371	441	5.4	(11.3)	762	934	(18.4)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$391	$371	$441	5.4	(11.3)	$762	$934	(18.4)

Average Balance Sheet Data
Loans	$33,854	$31,740	$30,030	6.7	12.7	$32,802	$29,831	10.0
Other earning assets	1,023	1,023	5	--	nm	1,023	5	nm
Goodwill	3,318	3,325	3,176	(.2)	4.5	3,322	3,175	4.6
Other intangible assets	438	464	518	(5.6)	(15.4)	450	530	(15.1)
Assets	41,054	38,540	35,618	6.5	15.3	39,803	35,356	12.6

Noninterest-bearing deposits	3,396	3,673	5,030	(7.5)	(32.5)	3,534	5,146	(31.3)
Interest-bearing deposits	167	160	141	4.4	18.4	164	137	19.7
Total deposits	3,563	3,833	5,171	(7.0)	(31.1)	3,698	5,283	(30.0)

Total U.S. Bancorp shareholders’ equity	8,115	8,019	7,413	1.2	9.5	8,067	7,535	7.1

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services generated $742 million of income before provision and taxes in the second quarter of 2022, compared with $679 million in the second quarter of 2021, and contributed $391 million of the Company’s net income in the second quarter of 2022. The provision for credit losses increased $130 million primarily due to stronger growth in loan balances in the current year linked quarter and relatively stable credit quality in the current period compared with a stronger reduction in delinquencies in the prior year quarter. Total net revenue increased $105 million (7.0 percent) due to higher net interest income of $24 million (4.0 percent) and higher total noninterest income of $81 million (8.9 percent). Net interest income increased primarily due to higher loan balances and loan fees, partially offset by lower loan yields driven by declining customer revolve rates. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors. As a result, there was strong growth in merchant processing services revenue driven by higher sales volume and higher merchant fees, partially offset by higher rebates, as well as solid growth in corporate payment products revenue driven by improving business spending across all product groups. Strong sales also drove an increase in credit and debit card revenue, mostly offset by declining prepaid processing fees as the beneficial impact of government stimulus programs dissipated year-over-year. Total noninterest expense increased $42 million (5.1 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit, core business growth and variable compensation.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	2Q 2022	1Q 2022	2Q 2021	2Q22 vs 1Q22	2Q22 vs 2Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$92	$52	$63	76.9	46.0	$144	$32	nm
Noninterest income	216	218	215	(.9)	.5	434	418	3.8
Securities gains (losses), net	19	18	43	5.6	(55.8)	37	68	(45.6)
Total net revenue	327	288	321	13.5	1.9	615	518	18.7
Noninterest expense	400	209	229	91.4	74.7	609	535	13.8
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	400	209	229	91.4	74.7	609	535	13.8
Income (loss) before provision and taxes	(73)	79	92	nm	nm	6	(17)	nm
Provision for credit losses	69	(77)	(189)	nm	nm	(8)	(894)	99.1
Income (loss) before income taxes	(142)	156	281	nm	nm	14	877	(98.4)
Income taxes and taxable-equivalent adjustment	(87)	(34)	6	nm	nm	(121)	58	nm
Net income (loss)	(55)	190	275	nm	nm	135	819	(83.5)
Net (income) loss attributable to noncontrolling interests	(3)	(1)	(6)	nm	50.0	(4)	(11)	63.6
Net income (loss) attributable to U.S. Bancorp	$(58)	$189	$269	nm	nm	$131	$808	(83.8)

Average Balance Sheet Data
Loans	$3,668	$3,820	$3,711	(4.0)	(1.2)	$3,744	$3,789	(1.2)
Other earning assets	204,560	206,532	193,798	(1.0)	5.6	205,541	191,382	7.4
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	219,166	229,107	219,396	(4.3)	(.1)	224,110	217,372	3.1

Noninterest-bearing deposits	2,504	2,560	2,581	(2.2)	(3.0)	2,532	2,591	(2.3)
Interest-bearing deposits	1,599	2,756	2,242	(42.0)	(28.7)	2,174	1,932	12.5
Total deposits	4,103	5,316	4,823	(22.8)	(14.9)	4,706	4,523	4.0

Total U.S. Bancorp shareholders’ equity	11,078	15,869	16,307	(30.2)	(32.1)	13,460	15,750	(14.5)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $73 million loss before provision and taxes in the second quarter of 2022, compared with $92 million of income before provision and taxes in the second quarter of 2021, and recorded a net loss of $58 million in the second quarter of 2022. The provision for credit losses increased $258 million reflecting the increase in allowance for credit losses due to increasing economic uncertainty in the current quarter relative to the reduction in the allowance for credit losses associated with improving economic conditions in the second quarter of 2021. Total net revenue was higher by $6 million (1.9 percent) due to an increase of $29 million (46.0 percent) in net interest income, mostly offset by a decrease of $23 million (8.9 percent) in total noninterest income. Net interest income increased primarily due to higher investment portfolio and cash balances. The decrease in total noninterest income was primarily due to lower securities gains and lower gains on the disposition of assets, partially offset by higher commercial products revenue. Total noninterest expense increased $171 million (74.7 percent) primarily due to merger and integration-related charges related to the acquisition of MUFG Union Bank and higher compensation expense reflecting merit, hiring to support business growth and core business growth net of lower variable compensation, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7